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                  [LETTERHEAD OF LEONARD, STREET AND DEINARD]

                                                                     EXHIBIT 5.1


July 3, 2001                                                  Ivy S. Bernhardson
                                                                    612-335-7072
                                                     ivy.bernhardson@leonard.com

Antares Pharma, Inc.
161 Cheshire Lane, Suite 100
Minneapolis, MN 55441

     RE:  Antares Pharma, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:


     We have acted as counsel to Antares Pharma, Inc., a Minnesota corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration by the Company of an aggregate of 819,000 shares of its Common Stock, par value $.01 per share (the "Shares"), for its 1998 Stock Option Plan for Non-Employee Directors, 2001 Stock Option Plan for Non-Employee Directors and Consultants and 2001 Incentive Stock Option Plan for Employees.

     As such counsel, we have examined copies of the articles of incorporation and bylaws of the Company, each as amended to date, minutes of various meetings of the Board of Directors of the Company and the original or copies of all such records of the Company and all such agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, papers, statutes, and authorities as we have deemed necessary to form the basis of the opinion hereinafter expressed. In such examinations, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies thereof. As to various questions of fact material to such opinion, we have relied upon certificates of officers and representatives of the Company and others.

     Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that (i) the Shares have been duly authorized, and (ii) when issued, delivered and paid for in accordance with the applicable plan referred to in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

     We express no opinion with respect to laws other than those of the State of Minnesota and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

     We hereby consent to your filing a copy of this opinion as an exhibit to the Registration Statement and to its use as part of the Registration Statement.
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     We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. It is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other than the Company, no one is entitled to rely on this opinion.

Very truly yours,

LEONARD, STREET AND DEINARD
PROFESSIONAL ASSOCIATION

/s/ Ivy S. Bernhardson

Ivy S. Bernhardson